FOSTER WHEELER'S DIRECTOR AND SENIOR VICE PRESIDENT
                          JAMES E. SCHESSLER STEPS DOWN

          HAMILTON, BERMUDA, August 23, 2002--Foster Wheeler Ltd. (NYSE:FWC) today announced that James E. Schessler, member of the board of directors and senior vice president, human resources and administration, has left the company to pursue other interests.

          In keeping with its initiative to reduce corporate overhead expenses, the company does not intend to appoint a new corporate officer to oversee its human resources and administrative activities. The company is developing a reorganization plan for the management of these functions.

          Schessler joined the company's headquarters in 1977 as director of personnel, becoming vice president of personnel and industrial relations in 1988, and vice president of human resources and administration in 1994. He was appointed senior vice president and elected a member of the company's board of directors in May 2001. Earlier in his career he was plant personnel manager at Foster Wheeler's manufacturing facility in Dansville, N.Y., and personnel manager at its Houston engineering center.

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Notes to Editor:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World Wide Web site at www.fwc.com.

3.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking


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     statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, and increasing competition by foreign and domestic companies.

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08-23-02

Media Contact:                       Sherry Peske 908-730-4444

Shareholder Contact:                 John Doyle 908-730-4270

Other Inquiries:                     908-730-4000